Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER
OF FISCAL YEAR 2025

Watseka, Illinois, April 29, 2025 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.0 million, or $0.31 per basic and diluted share, for the three months ended March 31, 2025, compared to net income of $708,000, or $0.22 per basic and  diluted share, for the three months ended March 31, 2024.
Walter H. “Chip” Hasselbring, III, Chairman and Chief Executive Officer, commented “The Federal Reserve’s easing of short-term rates stalled this quarter and the competitive environment for deposits remains difficult.  That being said, our net interest margin continued to improve, contributing to a modest improvement in our earnings and quarterly results.  Our book value per share finished the March 31, 2025 quarter at $23.55. And as we have reported, the Board and management are always evaluating and exploring shareholder enhancement opportunities."
For the three months ended March 31, 2025, net interest income was $5.2 million compared to $4.3 million for the three months ended March 31, 2024.  We recorded a credit for credit losses of $262,000 for the three months ended March 31, 2025, compared to a credit for credit losses of $390,000 for the three months ended March 31, 2024.  Interest income decreased to $10.6 million for the three months ended March 31, 2025, from $10.8 million for the three months ended March 31, 2024.  Interest expense decreased to $5.4 million for the three months ended March 31, 2025, from $6.5 million for the three months ended March 31, 2024.  Non-interest income increased to $1.2 million for the three months ended March 31, 2025, from $1.1 million for the three months ended March 31, 2024.  Non-interest expense increased to $5.3 million for the three months ended March 31, 2025, from $4.8 million for the three months ended March 31, 2024.  Provision for income tax increased to $380,000 for the three months ended March 31, 2025, from $243,000 for the three months ended March 31, 2024.
The Company announced unaudited net income of $2.9 million, or $0.89 per basic and diluted share for the nine months ended March 31, 2025, compared to $1.4 million, or $0.42 per basic and diluted share for the nine months ended March 31, 2024.  For the nine months ended March 31, 2025, net interest income was $15.1 million compared to $13.2 million for the nine months ended March 31, 2024.  We recorded a credit for credit losses of $330,000 for the nine months ended March 31, 2025, compared to a provision for credit losses of $196,000 for the nine months ended March 31, 2024.  Interest income increased to $32.6 million for the nine months ended March 31, 2025, from $30.3 million for the nine months ended March 31, 2024.  Interest expense increased to $17.5 million for the nine months ended March 31, 2025 from $17.1 million for the nine months ended March 31, 2024. Non-interest income increased to $3.8 million for the nine months ended March 31, 2025, from $3.2 million for the nine months ended March 31, 2024.  Non-interest expense increased to $15.3 million for the nine months ended March 31, 2025, from $14.4 million for the nine months ended March 31, 2024.  Provision for income tax increased to $1.1 million for the nine months ended March 31, 2025, from $465,000 for the nine months ended March 31, 2024.
Total assets at March 31, 2025 were $879.1 million compared to $887.7 million at June 30, 2024.  Cash and cash equivalents decreased to $8.9 million at March 31, 2025, from $9.6 million at June 30, 2024.  Investment securities decreased to $184.6 million at March 31, 2025, from $190.5 million at June 30, 2024.  Net loans receivable decreased to $638.2 million at March 31, 2025, from $639.3 million at June 30, 2024.  Deposits decreased to $684.0 million at March 31, 2025, from $727.2 million at June 30, 2024.  The large decrease in deposits was mostly due to approximately $62.7 million in deposits from a public entity that collects real estate taxes that were withdrawn in the nine months ended March 31, 2025, when tax monies were distributed. Total borrowings, including repurchase agreements, increased to $104.9 million at March 31, 2025 from $76.0 million at June 30, 2024.  Stockholders’ equity increased to $78.9 million at March 31, 2025 from $73.9 million at June 30, 2024.  Equity increased primarily due to net income of $2.9 million, an increase of $3.0 million in accumulated other comprehensive income (loss), net of tax, and ESOP and stock equity plan activity of $445,000, partially offset by the accrual of approximately $1.3 million in dividends to our shareholders, of which about half were still payable as of March 31, 2025, and were subsequently paid on April 15, 2025.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association.  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2025	2024	2025	2024
	(unaudited)
Interest and dividend income	$10,645	$10,803	$32,568	$30,323
Interest expense	5,421	6,544	17,506	17,093
Net interest income	5,224	4,259	15,062	13,230
Provision (credit) for credit losses	(262)	(390)	(330)	196
Net interest income after provision (credit) for credit losses	5,486	4,649	15,392	13,034
Noninterest income	1,176	1,140	3,841	3,183
Noninterest expense	5,271	4,838	15,309	14,393
Income before taxes	1,391	951	3,924	1,824
Income tax expense	380	243	1,061	465

Net income	$1,011	$708	$2,863	$1,359

Earnings per share (1) Basic	$0.31	$0.22	$0.89	$0.42
Diluted	$0.31	$0.22	$0.89	$0.42
Weighted average shares outstanding (1)
Basic	3,228,839	3,211,094	3,225,030	3,207,354
Diluted	3,228,839	3,211,094	3,225,030	3,207,354
			footnotes on following page

Performance Ratios
	For the Nine Months Ended March 31, 2025	For the Year Ended June 30, 2024
	(unaudited)
Return on average assets	0.43%	0.20%
Return on average equity	4.94%	2.54%
Net interest margin on average interest earning assets	2.38%	2.10%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)

	At March 31, 2025	At June 30, 2024
	(unaudited)
Assets	$879,141	$887,745
Cash and cash equivalents	8,872	9,571
Investment securities	184,585	190,475
Net loans receivable	638,193	639,297
Deposits	683,979	727,177
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	104,909	76,021
Total stockholders’ equity	78,940	73,916
Book value per share (2)	23.55	22.04
Average stockholders’ equity to average total assets	8.73%	7.99%

Asset Quality
(Dollars in thousands)
	At March 31, 2025	At June 30, 2024
	(unaudited)
Non-performing assets (3)	$377	$173
Allowance for credit losses	7,094	7,499
Non-performing assets to total assets	0.04%	0.02%
Allowance for credit losses to total loans	1.10%	1.16%

(1) (2) (3)
Shares outstanding do not include ESOP shares not committed for release.
Total stockholders’ equity divided by shares outstanding of 3,351,526 at March, 31, 2025 and 3,353,026 at June 30, 2024.
Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.